Exhibit 99.1

Timber Pharmaceuticals Announces $1.3 Million Registered Direct Offering

BASKING RIDGE, NJ, October 3, 2022 (GLOBE NEWSWIRE) -- via NewMediaWire --Timber Pharmaceuticals, Inc. (“Timber” or the “Company”) (NYSE American: TMBR), a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases, today announced that it has entered into a securities purchase agreement with several institutional accredited investors to sell in a registered direct offering (i) 13,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) Series 1 common warrants (the “Series 1 Warrants”) to purchase up to 13,000,000 shares of Common Stock at a purchase price of $0.10 per share and associated warrant. The Series 1 Warrants will be immediately exercisable at an exercise price of $0.10 per share and will expire two and one-half years following the initial exercise date.

In a concurrent private placement, the Company has also agreed to issue to the investors: (i) Series 2 warrants (the “Series 2 Warrants”) to purchase up to an aggregate of 13,000,000 shares of Common Stock, and (ii) 13,000 shares of Series B Mirroring Preferred Stock (the “Series B Preferred Stock”). Each share of Series B Preferred Stock will have a stated value of $0.001 per share. The Series 2 Warrants will become exercisable six (6) months following the date of issuance at an exercise price of $0.12 per share and will expire two and one-half years following the initial exercise date.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offerings.

The Company expects to call a special meeting of stockholders for the approval of a proposal to effect a reverse split of the Common Stock (the “Proposal”). The Series B Preferred Stock has voting rights on the Proposal equal to 10,000,000 votes per share of Series B Preferred Stock. The voting rights of the Series B Preferred Stock were established in order to maintain the Company’s NYSE American listing by raising the average minimum bid price of the Common Stock to over $0.20 for 30 consecutive trading days.

The closing of the offerings is expected to occur on or about October 3, 2022, subject to the satisfaction of customary closing conditions. Additional information regarding the securities described above and the terms of the offerings will be included in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC” or the “Commission”).

The Company intends to use the net proceeds from the offerings for working capital and general corporate purposes.

The Common Stock and Series 1 Warrants and shares of Common Stock underlying the Series 1 Warrants described above are being offered pursuant to a registration statement on Form S-3 (333-255743), which was declared effective by the Commission on May 11, 2021. The registered direct offering is being made only by means of a prospectus supplement and a prospectus that form a part of the registration statement. A final prospectus supplement and accompanying prospectus relating to the securities being offered in the registered direct offering will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC's website at http://www.sec.gov or by contacting H.C.

Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The Preferred Stock and Series 2 Warrants sold in the private placement transaction described above are being issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying such Series 2 Warrants issued in the private placement, have not been registered under the Act, or applicable state securities laws. Accordingly, the Preferred Stock, Series 2 Warrants and shares of Common Stock underlying the Series 2 Warrants issued in the private placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Timber Pharmaceuticals, Inc.

Timber Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases. The Company's investigational therapies have proven mechanisms-of-action backed by decades of clinical experience and well-established CMC (chemistry, manufacturing and control) and safety profiles. The Company is initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis (CI) and other sclerotic skin diseases. For more information, visit www.timberpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Timber’s expectations regarding the Company’s ability to regain compliance with the NYSE American’s continued listing standards, future financial and/or operating results, the consummation of the offerings of Timber’s securities described above and the use of net proceeds therefrom, potential for our products and future revenues or growth in this press release constitute forward-looking statements.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks and uncertainties, including, among other things, the completion of the offerings, the satisfaction of customary closing conditions related to the offerings and the intended use of proceeds from the offerings, and other factors, such as market and other conditions, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Such factors include those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 as well as other documents filed by the Company from time to time thereafter with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

For more information, contact:

Timber Pharmaceuticals, Inc.

John Koconis

Chairman and Chief Executive Officer

jkoconis@timberpharma.com

Investor Relations:

Stephanie Prince

PCG Advisory

(646) 863-6341

sprince@pcgadvisory.com

Media Relations:

Adam Daley

Berry & Company Public Relations

(212) 253-8881

adaley@berrypr.com